                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------


The Board of Directors
Financial Alliance Processing Services, Inc.:

We consent to the inclusion of our report dated June 4, 1997, with respect to the balance sheet of Financial Alliance Processing, Inc., a wholly-owned subsidiary of FA Holdings, Inc. (New Company) as of December 31, 1996, post-acquisition, and the related statements of stockholder's equity and cash flows for the post-acquisition period ended December 31, 1996, and the statements of operations, stockholder's equity, and cash flows of Old Company for the pre-acquisition period from January 1, 1996 to December 31, 1996, which report appears in the Form 8-KA of National Processing, Inc. dated January 8, 1998.


Louisville, Kentucky
January 8, 1998
                                                /s/ KPMG Peat Marwick LLP